Exhibit 10.1

TERABEAM WIRELESS
a YDI Wireless company

May 23, 2005

Mr. Len Gee
2212 W. Fairview Avenue
Johnsburg, IL 60050

Dear Len:

        On behalf of Terabeam Wireless, a YDI Wireless, Inc. company (the “Company”), and subject to Board of Director approval, I am pleased to offer you (the “Executive”) a position as the Company’s Senior Vice President of Sales for its equipment business (the “Offered Position”). In this position, you will report directly to me, the President and Chief Operating Officer. After you have had the opportunity to review and consider this offer, please indicate your intentions by responding in writing as indicated below as soon as possible, but not later than Tuesday, May 24, 2005 at 5:00 p.m. (EDT). Please be advised that the Company reserves its right to withdraw this offer prior to your acceptance, without prior notice.

Offer Summary:

1)	Duties: Subject to the ultimate control and discretion of the President and Chief Operating Officer of the Company, the Executive shall serve in the Offered Position and perform all duties and services commensurate with that Offered Position. The Executive shall devote his full time, attention and energies to the business of the Company and shall not be employed or involved in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, except for volunteer services for or on behalf of such religious, educational, and/or non-profit endeavors as Executive may wish to serve. Examples of, but not a complete list of, the type of duties to be performed by the Executive follow;
a)	attain Company revenue and profit objectives by: i) the direct supervision of regional sales personnel, as well as direct customer and industry interaction; ii) the development and execution of an effective global distribution strategy; iii) the identification, articulation, and business case analysis of new customer, product, service and market opportunities; iv) product life cycle management; v) the creation of increased awareness and customer loyalty to the Company’s “Brand(s)"; and vi) product pricing to ensure maximum profitability and target market penetration levels,
b)	motivate, train, direct and manage the entire sales organization in order to maximize their overall morale, effectiveness, efficiency and productivity,
c)	assist in the negotiation of sales contracts, distributor agreements and recommend OEM supplier agreements for new products and services, and
d)	develop Company strategy regarding meeting customer requirements, based on competitive and market analysis as well as helping establish a cohesive sales channel(s) strategy, and
e)	participate in the periodic preparation of the Company’s business plan, and f) create, maintain and project a positive Company image to the public and g)identify strategic business relationships that will enhance the Company’s performance, and
h)	any other related duties that may be assigned by the President and COO from time to time.

Terabeam Wireless • 8000 Lee Hwy • Falls Church, VA 22042
(P) 703-205-0600 • (F) 703-205-0672
http://www.terabeam.com

2)	Reporting Location: The Executive’s reporting location shall be at 421 N NW Highway, Suite #201 in Barrington, IL 60010 (the “Reporting Location”). Please be advised that since the geographic scope of the Offered Position is global in nature, significant travel will be required.

3)	Compensation: For all considerations and services to be rendered by the Executive hereunder:

a)	Base Salary: The Company shall pay the Executive an initial base salary that shall be calculated at the rate of $175,000 (One Hundred and Seventy-five thousand dollars) per year, payable in accordance with the company’s normal bi-weekly payroll practices. This initial base salary may be adjusted from time to time based on actual performance measured against personal, team and Company goals, consistent with Company policy, and treatment of other Company executives.
b)	Additional Compensation Eligibility: The Executive shall be eligible to receive additional compensation that will be comprised of bonuses dependent on attainment of mutually-agreed quarterly and annual net sales levels from the Company’s equipment and system solution based sales efforts. In addition, the Executive will be eligible for an annual Management-By-Objective (MBO) pay-out based upon pre-determined and mutually agreeable objectives. See (Schedule “A”) which is an integral part of this Offer Letter for the bonus net sales target quotas and examples of, but not limited to, MBO objectives. Note that any such bonus or MBO payout, or both if any, is at the sole discretion of the Company and requires Board of Director Approval.
c)	Equity Participation: Subject to approval of the Board of Directors of the Company, the Executive shall be granted options under a Stock Option Plan of the Company to purchase Seventy-five Thousand (75,000) shares of common stock of the Company at an exercise price equal to the actual market price of the Company’s stock on the NASDAQ Small Cap on the day of the actual grant. The vesting schedule for the above mentioned shares will vest 10% or 7,500 after 90 days of employment; and 90% or 67,500 vesting over a four year period, the first year of which vests at the end of the year, and the last three years vesting continuously by quarter. In the event of a change in control of YDI, 100% of the unvested options will automatically vest.
d)	Benefits: Upon employment, the Executive shall (a) be eligible to participate in the Company’s group health and dental insurance, disability insurance, life insurance, 401k Plan, and other Company-wide benefits; (b) to be granted twenty (20) business days (four weeks) of paid vacation per year; (c) be paid for a reasonable number of sick days per year as defined in the Company’s Employee Handbook; (d) be entitled to the Company’s nine (9) scheduled paid holidays plus a revenue recognition day, if applicable; and (e) participate in such other benefits that may become available to all employees of the Company in the future.
e)	Business Expenses: The Company shall promptly reimburse the Executive for all reasonable and customary expenses incurred by the Executive in connection with the performance of the Executive’s duties and responsibilities, that are consistent with Company travel and expense policy and upon presentation of completed expense reports with supporting receipts and/or other appropriate documentation.

4)	Confidentiality and Non-Competition: In consideration of employment by the Company and the Executive’s receipt of the salary and other benefits associated with the Executive’s employment, and in acknowledgment that (i) the Company is engaged in a business based upon the development and distribution of wireless communication technology, (ii) maintains secret and confidential information, (iii) during the course of the Executive’s employment by the Company such secret or confidential information may become known to the Executive, and (iv) full protection of the Company’s business makes it essential that no employee appropriate for his own use, or disclose such secret or confidential information, the Executive agrees to the following:

Terabeam Wireless • 8000 Lee Hwy • Falls Church, VA 22042
(P) 703-205-0600 • (F) 703-205-0672
http://www.terabeam.com

a)	The Executive agrees to receive confidential, proprietary and other information of the Company and its affiliates in confidence, and not, directly or indirectly, during the term of his employment or any time after his employment is terminated for any reason, to disclose or furnish to others, assist others in the application of, or use for the Executive’s own gain, such information, including, but not limited to, the Company’s customer lists and trade secrets, methods of conducting or obtaining business, the manner or process of manufacture, and the design and drawings of its products, or any part thereof, unless and until it has become public knowledge. Furthermore, whether or not such information comprises proprietary information, trade secrets, or confidential information, the Executive also agrees not to disclose, furnish to others, assist others in the application of, or use for the Executive’s own gain, either any information within the categories of information herein above specifically listed, including the identity of any customers of the Company, or any other information relating to the business of the Company or its affiliates not made available by the Company to the public or in the public domain.
b)	During the Executive’s employment with the Company, the Executive shall not be engaged as an officer, director or executive of, or in any way be associated in a management or ownership capacity with, any corporation, partnership or other enterprise or venture which conducts a business which is in competition with the business of the Company or any of its subsidiaries provided, however, that the Executive may own not more than 3% of the outstanding securities, or equivalent equity interests, of any class of any corporation or firm which is in competition with the business of the Company, which securities are listed on a national securities exchange or traded in the over-the-counter market. Also, for one (1) year after the date of termination of my employment by the Company I will not directly or indirectly (i) induce, solicit, recruit, or encourage any employee of the Company to leave the employ of the Company, either for myself or for any other person or entity or (ii) solicit the competitive business of any client or customer of the Company (other than on behalf of the Company), either for myself or for any other person or entity.
c)	The Executive agrees that during his employment to promptly disclose and assign to the Company the Executive’s entire right, title and interest in any and all inventions and copyrights (including intellectual properties) solely or jointly conceived and/or reduced to practice by the Executive during the term of his employment relating to the current or projected business of the Company. The Executive agrees that all of such inventions and copyrights are the property of the Company.
d)	In addition, the Executive acknowledges that he will be required to execute the Company’s standard employee agreement for confidential and proprietary information and intellectual property and that he will be subject to the other policies and procedures of the Company applicable to its other employees as in effect from time to time.

5)	Termination: The Executive acknowledge and agrees that, notwithstanding any other provision of this letter agreement, the Executive’s employment with the Company is “at will”, meaning that the Company may terminate the Executive’s employment with the Company at any time, with or without cause.

6)	Other Provisions:

a)	The Executive agrees to deliver to the Company, upon termination of his employment, all property and documents of the Company and all data relating to the Company’s business then in his possession or custody (in whatever form).

Terabeam Wireless • 8000 Lee Hwy • Falls Church, VA 22042
(P) 703-205-0600 • (F) 703-205-0672
http://www.terabeam.com

b)	The Executive also agrees that the Company may use for any purpose, at any time during his employment or after such employment, all photographs of the Executive taken during the term of his employment.
c)	The Executive also agrees that he will not, directly or indirectly, during the term of his employment or within one year after termination of his employment for any reason, in any manner, encourage, persuade, or induce any other employee of the Company to terminate his or her employment, or any person or entity engaged by the Company to represent it to terminate that relationship.
d)	The Executive also agrees to, and acknowledges that he has been informed that the Company reserves its right to require the Executive to submit to, and pass a drug-screening test as a condition of their employment offer.
e)	This letter agreement is governed by and shall be construed in accordance with the internal laws of the Commonwealth of Virginia.

Please indicate your acceptance of this offer by signing below and returning the original to myself or Mr. Patrick Milton. If you have any questions regarding this offer, please feel free to contact me directly by phone at (703) 205-0600, extension #209 or e-mail at tbennett@terabeam.com.

Very Truly Yours, /s/ Thomas C. Bennett Thomas C. Bennett President and COO	ACCEPTED AND AGREED: By: /s/ Len Gee Len Gee Date: 5/23/05

CC:	Rob Fitzgerald, CEO Personnel

Terabeam Wireless • 8000 Lee Hwy • Falls Church, VA 22042
(P) 703-205-0600 • (F) 703-205-0672
http://www.terabeam.com